Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-36981, No. 33-91196, No. 333-60665, No. 333-69042, No. 333-128363, No. 333-128364, No. 333-148502, No. 333-184202, No. 333-191077, No. 333-201997, No. 333-205209, No. 333-206123, and No. 333-211222 of our report related to the consolidated financial statements of Orbital ATK, Inc. dated May 29, 2015, February 23, 2017 as to the effects of the restatement discussed in Note 2 to the consolidated financial statements, appearing in this Transition Report on Form 10-K/A

/s/ Deloitte & Touche LLP

McLean, Virginia
February 23, 2017